UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 21, 2023

Evolve Transition Infrastructure LP
(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1360 Post Oak Blvd, Suite 2400
Houston, TX	77056
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 783-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	SNMP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As previously disclosed, on December 6, 2022, Evolve Transition Infrastructure LP (the “Partnership”) received notice (the “12.6.22 Notice”) from the NYSE American LLC (“Exchange”) that the Partnership is below compliance with certain of the Exchange’s continued listing standards as set forth in Part 10 of the NYSE American Company Guide (the “Company Guide”). The 12.6.22 Notice stated that the Exchange’s review of the Partnership showed that the Partnership is below compliance with Sections 1003(a)(i) and (ii) of the Company Guide, which requires the Partnership to have partners’ equity of $2.0 million or more if the Partnership has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years ended December 31, 2021, and partners’ equity of $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years ended December 31, 2021, respectively. Additionally, on December 27, 2022, the Partnership received notice (the “12.27.22 Notice”) from the Exchange that the Partnership was not in compliance with the continued listing standards set forth in Section 1003(f)(v) of the Company Guide because the Partnership’s common units representing limited partner interests in the Partnership (“Common Units”) have been selling for a substantial period of time at a low price per Common Unit, which the Exchange has determined to be a 30-trading-day average of less than $0.20 per Common Unit.
On January 5, 2023, the Partnership submitted a compliance plan to the Exchange addressing how it intends to regain compliance with the continued listing standards set forth in (i) Section 1003(f)(v) of the Company Guide by June 27, 2023, and (ii) Sections 1003(a)(i) and 1003(a)(ii) of the Company Guide by June 6, 2024. Following discussions with the staff of the Exchange and subsequent updates to the Partnership’s compliance plan, the Partnership received a letter from the Exchange on February 21, 2023 stating that the Partnership’s compliance plan has been accepted and that the Partnership has been granted a targeted completion date of June 6, 2024 to implement its plan and regain compliance.
By June 6, 2024, the Partnership must either be in compliance or must have made progress that is consistent with the plan during the plan period. Failure to meet the requirements to regain compliance could result in the initiation of delisting proceedings.
The Partnership remains subject to the 12.27.22 Notice. Pursuant to Section 1003(f)(v) of the Company Guide, the Partnership’s continued listing is predicated on it effecting a reverse split of its common units or otherwise demonstrating sustained price improvement within a reasonable period of time, which the staff of the Exchange have determined to be no later than June 27, 2023.
The Common Units will continue to be listed on the Exchange while the Partnership attempts to regain compliance with the listing standards noted above by the targeted completion dates, subject to the Partnership’s compliance with other continued listing requirements of the Exchange.
Item 8.01 Other Events.
On February 23, 2023, the Partnership issued a press release discussing the matters disclosed in Item 3.01 above. A copy of the press release is included herewith as Exhibit 99.1 and the information in the press release is incorporated by reference into this Item 8.01.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit
99.1	Press Release dated February 23, 2023.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLVE TRANSITION INFRASTRUCTURE LP
	By:	Evolve Transition Infrastructure GP LLC, its general partner

Date: February 24, 2023	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer and Secretary